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MEDIA CONTACT:    STEVEN L. BARNETT
                  (904) 285-0000
                  sbarnett@paragonfinancialcorp.com


                  PARAGON FINANCIAL CORPORATION EXTENDS TERM ON
                         OUTSTANDING CONVERTIBLE NOTES

             HOLDERS AGREE TO NEW MATURITY DATE OF DECEMBER 31, 2004

       PONTE VEDRA BEACH, FL - FEBRUARY 2, 2004 - Paragon Financial Corporation (OTC: PGNF.OB) announced today that the holders of the Company's outstanding Convertible Notes agreed to amend the maturity date of the Convertible Notes to December 31, 2004. The Company stated that all other terms of the Convertible Notes remained unchanged.

       "I am pleased that the maturity date of the Company's Convertible Notes has been amended. It signifies continued support for the Company by the holders of the notes." Said George Deehan, Chief Executive Officer of the Company.


ABOUT PARAGON FINANCIAL CORPORATION
-----------------------------------

Paragon Financial Corporation is a financial services company currently focused on the origination of residential mortgage loans primarily in the subprime market. The Company plans to augment its growth by acquiring other companies in the same or related industries.


FORWARD LOOKING STATEMENTS

Certain information contained in this announcement are "forward-looking statements." Paragon cautions readers that certain important factors may affect actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to have been made in this announcement or which are otherwise made by or on behalf of Paragon. For this purpose, any statements contained in this announcement that are not statements of historical fact may be deemed to be forward-looking statements. Factors which may affect results include, but are not limited to, the ability to raise capital necessary to sustain operations and implement the business plan, the ability to obtain additional regulatory permits and approvals to operate in the financial services area, the ability to identify and complete acquisitions and successfully integrate acquired businesses, if any, the ability to implement the company's business plan, changes in the real estate market, interest rates or the general economy of the markets in which the company operates, the ability to employ and retain qualified management and employees, changes in government regulations that are applicable to our businesses, the general volatility of the capital markets and the establishment of a market for the company's shares, changes in the demand for the company's services, our ability to meet our projections, the degree and nature of competitors, the ability to generate sufficient cash to pay creditors, and disruption in the economic and financial conditions primarily from the impact of past terrorist attacks in the United States, threats of future attacks, police and military activities overseas and other disruptive worldwide political events.

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